Exhibit 99.1

Radian Announces Results of Exchange Offer

PHILADELPHIA--(BUSINESS WIRE)--January 2, 2013--Radian Group Inc. (NYSE: RDN) today announced the expiration of its offer to eligible holders to exchange any and all of Radian’s outstanding 5.375% Senior Notes due June 15, 2015 (the “Old Notes”) for a new series of 9.000% Senior Notes due June 15, 2017 (the “New Notes”) and additional cash consideration, in certain circumstances (the “Exchange Offer”), for purposes of improving its debt maturity profile. The Exchange Offer, which commenced on December 3, 2012, expired in accordance with its terms at 11:59 p.m., New York City time, on December 31, 2012 (the “Expiration Date”).

Based on information provided by the exchange agent to Radian, of the $250 million aggregate principal amount of Old Notes that was outstanding as of December 3, 2012, the commencement date of the Exchange Offer, an aggregate principal amount of $195,176,000 has been validly tendered and not validly withdrawn as of the Expiration Date. On January 4, 2012, Radian expects to deliver in exchange for the Old Notes tendered in the Exchange Offer, an aggregate principal amount of $195,176,000 of New Notes, plus accrued and unpaid interest on such Old Notes. In accordance with the terms of the Exchange Offer, Radian also expects to pay additional aggregate cash consideration of $4,878,925 in respect of $195,157,000 aggregate principal amount of Old Notes tendered before 5:00 p.m., New York City time, on the early participation date of December 14, 2012.

New Notes will only be issued to holders of the Old Notes who have certified to Radian Group Inc. in an eligibility letter as to certain matters, including (i) in the United States, their status as “Qualified Institutional Buyers,” as that term is defined in Rule 144A under the Securities Act, in a private transaction in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or (ii) outside the United States, that they are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in compliance with Regulation S under the Securities Act.

The New Notes have not been registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offering Documents. The Exchange Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The Exchange Offer is being made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer.

About Radian

Radian Group Inc., headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz